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                                                                    EXHIBIT 10.7

                            KDI/TRIANGLE CORPORATION
                      NET WORTH APPRECIATION REWARD PROGRAM


  KDI/Triangle Corporation (KDI) developed this Net Worth Appreciation Reward Program (the Program) to reward participants for the long term growth of KDI's Net Worth.

  This Program allows management shareholders to share in the growth of KDI's Net Worth as determined using generally accepted accounting principles as evidenced in KDI's audited financial statements. This Program begins on January 1,1997 and terminates on December 31, 2001, at which time all benefits for management shareholders participating since at least January 1, 1999 will vest. Management shareholders employed subsequent to January 1, 1999 will vest on the last day of the year following three years employment.

  Management shareholders are defined as KDI employees who have owned stock in MCE Companies, Inc. any time during the period beginning January 1,1997 and ending December 31, 2001. The amount accrued annually to an individual management shareholder will equal the percentage of his or her annual W-2 compensation (once qualified to purchase shares in MCE) to the total annual W-2 compensation of all management shareholders for each of the years 1997 through 2001, applied to the total amount accrued each year under this Net Worth Appreciation Reward Program.

  Annually, KDI will accrue the reward under this Program provided that the "Net Worth Appreciation Objective" (the Objective) is met. The 1997 Objective represents the Net Income of KDI before the calculation of this accrual, as determined by generally accepted accounting principles and evidenced by the annual independent audit. The 1998 objective represents EBITDA before the calculation of this accrual, as determined by generally accepted accounting principles and evidenced by the annual independent audit The annual objectives are as follows:

           1997                        increase of $578,000
           1998                        EBITDA of $3,690,000
           1999-2001                   to be determined


  The amount accrued for each of the years 1997 through 2001 under this Program will be 10% of KDI's annual net income, as defined in this paragraph, provided that the Objective for the applicable year is met. Net income is defined as income after all expenses (including the management bonus accrual which is based on free cash flow) other than this Program's accrual, less an accrual for federal and state income taxes calculated on such income, all as determined by generally accepted accounting principles and evidenced by the annual independent audit.

  Should KDI fail to meet the Objective for one or more years and subsequently achieve a subsequent year's Objective, the net income or loss for the years when the Objective was not achieved will be added to or subtracted from the current year net income when calculating the current year accrual

  Payment of the accrued benefits to management shareholders employed by KDI on or prior to January 1, 1999 will occur no earlier than January 1, 2002 nor no later than March 31, 2002. At the option of either the management shareholder or KDI, payments may be made quarterly over three years beginning March 31, 2002. Payment of the sum of benefits to management shareholders employed by KDI subsequent to January 1, 1999 will be no earlier than the first day of the year following three years employment, but no later than March 31 of the same year or, at the option of either the management shareholder of KDI, quarterly over three years beginning March 31 of such year. The management shareholder must be employed on the date payments begin in order to receive any benefits under this Program. Any benefits not paid in one lump sum, will bear interest at the prime rate as it exists from time to time, from January 1 of the year vesting occurs until the date of payment.

  This Program can be modified by the MCE Companies, Inc. Board of Directors, when the Board, in its sole discretion, deems it necessary or in the event of acquisitions, payment of dividends, or other net worth adjustments. If the plan is terminated early, all benefits earned as of that date are frozen, then vested and paid out in accordance with the above schedule.